Exhibit 10.1

December 9, 2008

Mr. Paul J. Bonavia
Denver, CO

Dear Paul:

I am pleased to confirm our offer to employ you as the new Chairman, Chief Executive Officer and President of UniSource Energy Corporation. We have asked our attorneys to prepare a formal Employment Agreement. As an interim measure, I will summarize the terms of our offer in this letter.

1. Position. You will be employed as the Chairman, Chief Executive Officer and President of UniSource, reporting directly to the UniSource Board of Directors.

2. Base Salary. Your initial base salary will be $600,000 per year. Your base salary will be reviewed by our Compensation Committee annually as part of our executive review process.

3. Annual Incentive Opportunity. You will participate in UniSource’s annual cash incentive compensation program. Your target award will be 80% of your base salary ($480,000), with a maximum award equal to 150% of the target. In other words, the maximum award will equal 120% of your base salary ($720,000).

4. Long-Term Incentives. You will participate in the UniSource Energy Corporation 2006 Omnibus Stock and Incentive Plan, which is our long-term equity incentive program. The Compensation Committee sets the applicable award opportunities each year. Our current practice is to split the annual awards between time vested stock options and performance shares, but that is always subject to modification in the discretion of the Compensation Committee. You will be eligible to participate in the 2009 long-term incentive program.

5. Other Benefit Plans. You will be entitled to participate in all of the pension, medical, and other benefit programs available to senior executive officers of UniSource. Attached is a very brief summary of the pension and deferred compensation programs as well as a listing of the types of health and welfare plans maintained by UniSource for its employees.

6. Relocation. In accordance with UniSource Relocation policy, the company will either directly pay for or reimburse you for the following: normal seller’s closing expenses on your home in Denver, CO, reasonable closing costs up to 2% of the purchase price of your new home in Tucson, AZ (including a loan origination fee of no more than 1% of the mortgage amount and excluding discount points), movement of household goods, shipment of one vehicle, tax gross-up assistance and duplicate mortgage expenses up to 30 days. If necessary, the company will provide for temporary housing and household goods storage for up to six months. We will also reimburse you for all reasonable expenses incurred for you and your spouse to visit Tucson three times before joining the Company.

7. Term of Employment; Severance. The formal Employment Agreement will apply for a term of three years. Under the terms of the Employment Agreement, you will be entitled to severance pay if your employment is terminated by UniSource without “Cause” or if you terminate your employment for “Good Reason,” during the three year term of the Agreement. In either case, you will receive severance benefits equal to 200% of your base salary to be paid in accordance with the company’s normal payroll practices. Your health and welfare benefits will be continued for a period of up to one year, with the benefit continuation terminating if you receive similar benefits from a subsequent employer. You also will receive a pro rata incentive compensation payment for the year in which your employment is terminated. The amount of this payment will be based on actual performance and will be paid following the end of the performance year.

The definitions of “Cause” and “Good Reason” are described in the attached Exhibit.

8. Change in Control. We also will enter into a Change in Control Agreement. Under this Agreement, if a Change in Control occurs, you will be entitled to receive change in control benefits if UniSource terminates your employment without Cause or if you terminate employment for Good Reason within 24 months after the Change in Control. In this instance, you will receive a lump sum severance payment equal to 200% of the sum of your base salary and average bonus earned in the prior three years. In calculating the amount of this payment, we will use your target bonus for the year of termination if you were not eligible to receive a bonus during the prior three years. You also will receive a pro rata incentive compensation payment for the year of termination based on actual performance to date (if determinable). Otherwise, the pro-rata bonus will be based on your target opportunity. Your health and welfare benefits will be continued for a period of two years in the context of a Change in Control termination, but the health and welfare benefits will be discontinued if you become eligible for comparable benefits under the plan of a successor employer. The Change in Control benefits described in this paragraph will be in lieu of the benefits described in paragraph 7.

The definition of “Change in Control” is described in the attached Exhibit.

9. Legal Expenses. UniSource will reimburse you for up to $10,000 of legal expenses incurred by you in connection with the finalization of the formal Employment Agreement.

10. Competition, Confidentiality, Etc. The Employment Agreement will include customary confidentiality, non-competition, non-solicitation and non-disparagement requirements. The non-competition and non-solicitation covenants will continue for a period of 12 months following your termination of employment.

11. Dispute Resolution. The Employment Agreement also will include mandatory mediation and arbitration provisions. UniSource will agree to reimburse you for any legal fees and expenses if you prevail on at least one material issue.

If these terms are consistent with your understanding, please sign the extra copy of this letter which is enclosed and return it to me. As already mentioned, the purpose of this letter is to memorialize our understanding regarding the terms that will be included in the formal Employment Agreement. Neither you nor UniSource are bound until the Employment Agreement is signed.

We look forward to your joining the UniSource team and your leadership of the organization.

UniSource Energy

By	/s/ Harold W. Burlingame
Chairman, Compensation Committee

ACKNOWLEDGEMENT

I acknowledge that this letter accurately describes the terms of UniSource’s offer to employ me as its Chairman, Chief Executive Officer and President.

/s/ Paul J. Bonavia
(Your Signature)

Definitions Exhibit

Cause Definition

•	Willful and continued failure to perform duties after written notice

•	Material violation of Company policy

•	Act of fraud or dishonesty resulting or intended to result in personal enrichment at Company’s expense

•	Gross misconduct in performance of duties that results in material economic harm to Company

•	Conviction of, or plea of guilty or no contest to, felony

•	Executive’s material breach of Agreement that is not corrected within 30 consecutive days after written notice

Good Reason Definition

•	Material and adverse change in authority, duties or responsibilities

•	Material reduction in base salary

•	A material change in the geographic location at which you must perform your duties resulting in a materially increased commute

•
Company’s material breach of any other obligation under Agreement that is not corrected within 30 consecutive days after written notice (A failure of a successor to Company to assume agreement will qualify as a material breach

•	The definition will include standard notice and opportunity to cure provisions

Change in Control Definition

•	Acquisition of 40% or more of common stock or voting power

•
Consummation of merger, reorganization, consolidation or similar transaction involving the Company or a subsidiary that requires shareholder and ACC approval, unless Company’s voting stock represents more than 50% of voting power of surviving entity

•	During any 24-month period, incumbent directors at beginning of period (and directors elected or nominated by majority of incumbent directors) cease to be a majority of the Board of Directors

•	Shareholder approval of a sale of all or substantially all Company assets plan of liquidation of Company